Exhibit 10.7

PROMISSORY NOTE

(Line of Credit)

Principal Amount $1,000,000.00	Shreveport, Louisiana

Dated: June 3, 2019

This Promissory Note (Line of Credit) (“Note”) is made by Trinity Services LLC, a Louisiana limited liability company (the “Borrower”) who has signed this Note. The Borrower promises to pay to the order of NEWTON DORSETT (“Dorsett”), ON DEMAND, at its offices located at 220 Travis St, Shreveport, Louisiana 71101 or at such other place as Dorsett or the person that then holds this Note designates in writing, the principal amount set forth above or such lesser or greater amount as may then be due under the Agreement (as defined below), plus interest, fees and expenses as hereinafter provided. All payments that are made must be made in lawful money of the United States of America in immediately available funds. Borrower does not have any right to an offset, deduction, or counterclaim from the amount due.

This Note is referred to in and was delivered pursuant to the Loan and Security Agreement (“Agreement”) of even date between Borrower and Dorsett under which Advances, repayment and further Advances may be made from time to time, pursuant to the provisions of the Agreement. Reference is made to the Agreement for additional terms relating to this Note and the security given for this Note. Any capitalized terms used in this Note, if not defined in this Note, will have the meanings assigned to such terms in the Agreement.

The outstanding principal balance of this Note will bear interest based upon a year of 360 days with interest being charged for each day the principal amount is outstanding including the date of actual payment. The interest rate will be nine percent (9.0%) per annum.

Borrower must pay interest on the principal amount which is outstanding each month in arrears commencing on the first day of the month following the funding of the transaction, and continuing on the first day of each month thereafter until the Indebtedness is fully paid. If the Agreement so provides, interest will also be payable at the same rate on all other sums constituting Indebtedness. If any payment is due on a day which Dorsett is not open for business, then payments will be made on the next business day. Payments will be applied in the manner provided in the Agreement. If Borrower at any time pays less than the amount then due, Dorsett may accept such payment, but the failure to pay the entire amount due is a Default. The (i) failure of Borrower to comply with the provisions of the Agreement or (ii) failure to pay the Indebtedness following demand will permit Dorsett to charge the Extra Rate. The “Extra Rate” shall mean the Effective Rate plus three (3%) percent per annum.

Should Borrower make any payment by mail, the payment must be actually received by Dorsett before the payment is credited but payment is still subject to the Clearance Days as defined in the Schedule to the Agreement. Borrower assumes all risk resulting from non-delivery or delay, in delivery of any payment no matter how the payment is delivered.

If Borrower elects to prepay this Note and/or terminate the Agreement, Borrower may do so, but only upon payment of all the Indebtedness.

It is the intent of the parties that the rate of interest and other charges to Borrower under this Note shall be lawful; therefore, if for any reason the interest or other charges payable hereunder are found by a court of competent jurisdiction, in a final determination, to exceed the limit Dorsett may lawfully charge Borrower, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be credited to the outstanding principal balance of this Note, or if no such amount is outstanding, refunded to Borrower.

Borrower waives any obligation of Dorsett to present this Note for payment or to give any notice of nonpayment or notice of protest and any other notices of any kind. The liability of the Borrower is absolute and unconditional, without regard to the liability of any other party.

BORROWER

TRINITY SERVICES, LLC
a Louisiana limited liability company

By:	/s/ Matthew C. Flemming
Matthew C. Flemming, President